EXHIBIT 10(fff)

QUAKER CHEMICAL CORPORATION

1995 NAPLES SUPPLEMENTAL RETIREMENT INCOME PROGRAM AND AGREEMENT

(As Amended and Restated Effective May 14, 2004)

1. Background

Quaker Chemical Corporation (the “Company”) and Ronald J. Naples (“Naples”) entered into the Quaker Chemical Corporation 1995 Naples Supplemental Retirement Income Program and Agreement (the “Program”), effective as of October 2, 1995, to provide Naples with an improved retirement program that enhances the Company’s ability to retain the services of Naples as well as to reflect Naples’ achievements and valued contributions to the Company. This amendment and restatement of the Program reflects (i) changes made to the 1995 Program by the employment agreement between the Company and Naples effective as of January 1, 1999, (ii) changes made to the Quaker Chemical Corporation Pension Plan effective as of January 1, 2001, and (iii) the Compensation/Management Development Committee’s May 14, 2004 determination to permit Naples to elect an actuarial equivalent joint and survivor annuity form of payment.

2. Administration

The Program is a non-qualified and unfunded plan of deferred compensation for Federal income tax purposes and an unfunded program maintained for a select member of management who is also a highly compensated employee, for purposes of the Employee Retirement Income Security Act of 1974, as amended. The Program shall be administered by the Company’s Compensation/Management Development Committee (the “Committee”) whose determinations shall be final, binding and conclusive. As the Program contemplates payment of benefits on a post-retirement basis, the Company will continue to maintain on the Company’s books and records an accrual of the benefits earned pursuant to the Program according to Generally Accepted Accounting Principles.

3. Basic Program Concept

The benefits payable under the Program are based on a formula which will provide the maximum supplemental retirement income benefit to Naples if he shall remain employed by the Company for 15 or more years. If Naples’ employment with the Company is less than 15 years, the retirement income benefit will be reduced by 2.667% for each full and fractional year less than 15 years of employment with the Company. For purposes of the Program, employment with any corporation, partnership or other entity of which 40% or more of the voting power is held, directly or indirectly, by the Company, shall be deemed employment with the Company. Naples’ rights to benefits under the Program shall continue to be fully vested and nonforfeitable.

4. Benefit Calculation

The supplemental retirement income benefit payable under the Program shall be determined as follows:

First Calculation

Salary Plus Bonus (hereinafter defined)

less	Actual Social Security taxes paid on Salary Plus Bonus.

less	Applicable state income tax on Salary Plus Bonus at the rate in effect on the Payment Commencement Date (hereinafter defined).

less	Federal income tax on Salary Plus Bonus, calculated at the tax rate for a joint return with no dependents in effect on the Payment Commencement Date.

less	Local taxes on Salary Plus Bonus, where applicable, at the rate in effect on the Payment Commencement Date.

Computation of the above will generate the “Net Pre-Retirement Income.”

Second Calculation

Pension (hereinafter defined)

plus	Social Security benefit payable to Naples at age 65, assuming that he is married, that he and his spouse are the same age, and that Naples continues employment to age 65 at the level of compensation in effect at termination of Naples’ employment with the Company.

less	State income tax on Pension and Social Security benefits at the actual rate in effect on the Payment Commencement Date.

less	Federal income tax on Pension and Social Security benefits based on the tax rate for a joint return with no dependents in effect on the Payment Commencement Date.

less	Applicable local taxes on Pension and Social Security benefits at the actual rate in effect on the Payment Commencement Date.

Computation of the above will generate the “Net After-Retirement Income.”

Third Calculation

The benefit payable hereunder, in the form of a single life annuity, will be equal to the amount (if any) by which the Net After-Retirement Income is less than 80% of the Net Pre-Retirement Income. As indicated above, the benefit shall be further reduced by 2.667% for each full and fractional year of employment with the Company less than 15.

Definitions

For purposes of the Program, Salary Plus Bonus means the higher of (a) the final year of base salary prior to the termination of Naples’ employment with the Company, plus the average of the highest three of the last five years of annual incentive bonuses earned prior to the termination of Naples’ employment with the Company; or (b) the average of the three highest consecutive years of base salary and annual incentive bonuses during the period of Naples’ employment with the Company. Contributions made to the Company’s Retirement Savings Plan (or any other plan of deferred compensation sponsored by the Company) other than elective pre-tax contributions by Naples shall not be included within the definition of Salary Plus Bonus. Moreover, none of the income realized by Naples pursuant to his participation in the 1995 Restricted Stock Plan and Agreement or in any stock option plan sponsored by the Company shall be included in the definition of Salary Plus Bonus.

For purposes of the Program, Pension means the benefit payable from the Quaker Chemical Corporation Pension Plan, as amended and restated effective January 1, 2001, or any successor thereto (the “Qualified Pension Plan”), based on Naples’ Accrued Benefit (including Naples’ Prior Pension Benefit and Cash Balance Benefit, as such terms are defined in the Qualified Pension Plan) as of the Payment Commencement Date; and determined (i) the form of the “single life annuity” option, and (ii) as if such benefit were payable at the Payment Commencement Date (or the actual commencement date, if earlier, under the Qualified Pension Plan), adjusted in accordance with the actuarial assumptions set forth in the Qualified Pension Plan in the event such date is prior to Naples’ Normal Retirement Date.

For purposes of the Program, Normal Retirement Date means the first day of the month coincident with or next following Naples’ 65th birthday.

5. Payments and Term

Benefits payable under the Program shall be made in equal monthly installments, shall be made for Naples’ life only, and shall terminate on the first day of the month following Naples’ death. Alternatively, Naples may elect prior to the Payment Commencement Date and in accordance with procedures established by the Committee, to receive benefits payable under the Program in the form of a joint and survivor annuity. Such joint and survivor annuity shall be the actuarial equivalent (hereinafter defined) of the benefit payable in the form of a single life annuity, shall be made in equal monthly installments during Naples’ lifetime, with a survivor annuity for the life of the spouse to whom Naples is married on the Payment Commencement Date. The survivor annuity shall be 50%, 75% or 100% (as elected by Naples prior to the Benefit Commencement Date) of the amount of the annuity payable during the joint lives of Naples and his spouse and shall be payable only if Naples’ spouse survives him. No benefit shall be payable hereunder in the event Naples dies prior to the Payment Commencement Date. To the extent benefits payable hereunder are paid through an insurance product, “actuarial equivalent” shall be determined under the terms of the insurance product; otherwise, “actuarial equivalent” shall have the meaning set forth in the Qualified Pension Plan (for purposes of converting one form of annuity to another form of annuity) as of the Payment Commencement Date.

The payment of benefits under this Program shall commence on the latest of (a) the first day of the month subsequent to the termination of Naples’ employment with the Company, (b) the first day of the month subsequent to Naples’ attainment of age 60, or (c) the first day of any month as of which Naples’ elects to have deferred payment made in accordance with this Section 5 (the “Payment Commencement Date”). Naples may make an election to defer payment under this Section 5 provided: (i) such election is made at least 12 months prior to the date payment would have commenced absent a deferral election; and (ii) the additional deferral period is at least five years from the date payment would have commenced absent a deferral election. In the event payments hereunder commence on a date other than Naples’ Normal Retirement Date, no adjustment shall be made to the benefit payable hereunder to reflect the fact that the benefit is being paid before or after Naples’ Normal Retirement Date.

6. Successors and Assigns

The benefits payable under the Program shall be binding contractual obligations of the Company and such obligation shall be binding on any successor company resulting from any acquisition, merger, reorganization, or amalgamation of the Company with or into any other company or juridical entity.

7. Construction

The place of administration of this Program shall be in the Commonwealth of Pennsylvania and the validity, construction, interpretation, administration and effect of the Program, and rights relating to this Program shall be determined solely in accordance with the laws of the Commonwealth of Pennsylvania (without reference to principles of conflicts of laws).

Entered into August 4, 2004, effective as of May 14, 2004.

/s/ Ronald J. Naples
Ronald J. Naples

QUAKER CHEMICAL CORPORATION

By:	/s/ Robert H. Rock
Robert H. Rock, Chairman
Compensation/Management Development Committee